SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 12, 2018

MUELLER WATER PRODUCTS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0001-32892	20-3547095
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1200 Abernathy Road, Suite 1200 Atlanta, Georgia	30328
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (770) 206-4200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 12, 2018, Mueller Water Products, Inc. (the “Company”) issued and sold $450 million aggregate principal amount of its 5.50% Senior Notes due 2026 (the “Notes”) through a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or to persons outside the United States pursuant to Regulation S under the Securities Act. The Notes were sold pursuant to a purchase agreement, dated June 7, 2018, among the Company, the wholly-owned subsidiaries named as guarantors therein (the “Guarantors”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers named therein (the “Initial Purchasers”). The proceeds from the offering were used to repay the Company’s senior secured term loan.

Interest on the Notes is payable semi-annually in cash in arrears on June 15 and December 15 of each year, commencing December 15, 2018. The Notes will mature on June 15, 2026.

The Notes were issued under an Indenture, dated June 12, 2018 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee. The Indenture contains covenants which, subject to certain exceptions, limit the ability of the Company and its Restricted Subsidiaries (as defined in the Indenture) to, among other things, incur indebtedness secured by liens, engage in sale/leaseback transactions, pay dividends or make other equity distributions, purchase or redeem capital stock, make certain investments, and consolidate or merge. The Indenture contains customary events of default. Upon the occurrence of an event of default, payments on the Notes may be accelerated and become immediately due and payable.

Upon a Change of Control (as defined in the Indenture), the Indenture requires the Company to make an offer to repurchase the Notes at 101% of the principal amount thereof, plus accrued and unpaid interest.

The Company may redeem the Notes at any time prior to June 15, 2021, in whole or in part, at a redemption price equal to 100% of the principal amount, plus a customary make-whole premium, plus accrued and unpaid interest to, but excluding, the redemption date. In addition, at any time on or prior to June 15, 2021, the Company may redeem up to 40% of the aggregate principal amount of Notes with the proceeds of certain equity offerings at a redemption price equal to 105.500% of the principal amount of the Notes plus accrued and unpaid interest. On or after June 15, 2021, the Notes will be redeemable, in whole or in part, at the redemption prices specified in the Indenture.

The Notes rank effectively junior in right of payment to the Company’s and the Guarantors’ existing and future secured indebtedness to the extent of the collateral securing such indebtedness. The Notes are fully and unconditionally guaranteed jointly and severally on a senior basis by the Guarantors.

The foregoing descriptions of the Indenture and the Notes are qualified in their entirety to the form of the Note and the Indenture filed herewith as Exhibits 4.1 and 4.2, respectively, and incorporated in this Item 1.01 by reference.

The Initial Purchasers or their affiliates have performed commercial banking, investment banking and advisory services for the Company from time to time for which they have received customary fees and reimbursement of expenses.

Item 1.02. Termination of a Material Definitive Agreement.

On June 12, 2018, the Company repaid the entire $483.9 million aggregate principal amount outstanding under its Term Loan. As a result, the Company and the guarantors under the Term Loan have been released from their respective obligations under the Term Loan and all liens granted in connection therewith.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

4.1	Indenture, dated as of June 12, 2018, between the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee.

4.2	Form of 5.50% Senior Note due 2026 (included in Exhibit 4.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MUELLER WATER PRODUCTS, INC.

	By:	/s/ Marietta Edmunds Zakas
Marietta Edmunds Zakas
Date: June 12, 2018		Executive Vice President and Chief Financial Officer